UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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SM Energy Company
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2016 Annual Meeting of Stockholders to be Held on May 24, 2016

The following Questions and Answers were prepared by SM Energy Company (the “Company” or “SM Energy”) for proxy solicitation in advance of its 2016 Annual Meeting of Stockholders to be held on May 24, 2016 (the “Annual Meeting”).

As we approach our Annual Meeting, we ask for your support of our Board of Directors’ (the “Board”) recommendation for each of the proposals in the 2016 Proxy Statement. In particular, we draw your attention to Proposal 4, the approval of the amendment and restatement of our Equity Incentive Compensation Plan (the “Amended Plan”). We recognize that some institutional investors consider the input of advisory firm recommendations in their proxy voting decisions.  We recently learned that Institutional Shareholder Services (“ISS”) recommended that our stockholders vote against Proposal 4. We strongly disagree with ISS and encourage you to vote FOR Proposal 4.

As you evaluate Proposal 4, in addition to the information disclosed in our 2016 Proxy Statement, please consider the information herein.

Our leadership and culture encourage long-term stockholder value creation.  We believe our long-term incentive plan (“LTIP”) is a critical and effective component of our approach to compensation, allowing us to offer long-term incentives that reward long-term growth in net asset value and total stockholder return.  Our LTIP uses a combination of service vested Restricted Stock Units (“RSUs”) and performance-based Performance Stock Units (“PSUs”), which are issued through our Equity Incentive Compensation Plan (the “Equity Plan”).  We believe these types of long-term incentives appropriately balance risk and reward, because such units have both upside potential and downside risk.  One of our compensation goals is to link executive compensation to achieving our short-term and long-term financial and strategic goals, and to the creation of long-term stockholder value.  Our continued ability to grant RSUs and PSUs to our key employees, including our executives, will help ensure that we are able to satisfy this objective and allow us to continue to attract, retain, compensate and incentivize talented employees.

In 2013, our stockholders approved an amendment to our Equity Plan that increased the number of shares authorized for issuance to 10,700,000 shares of common stock from 7,600,000 shares.  Our Board is now recommending that our stockholders approve the Amended Plan, which would further increase the number of shares authorized for issuance by 3,400,000 shares to 14,100,000 shares of common stock.

Why is SM Energy asking for an additional 3.4 million shares under its Equity Incentive Compensation Plan?

Our Board and its Compensation Committee, with the assistance of Frederic W. Cook & Co., Inc., its independent compensation consultant, thoughtfully considered the proposed increase in the number of shares available for grant under our Equity Plan. Among other matters described in our Proxy Statement, the total number of shares requested takes into account the recently depressed prices of our common stock, our commitment to carefully monitor our voting power dilution in connection with our annual LTIP grants, the number of RSUs and PSUs we expect to grant through 2019, and the maximum number of shares that could be issued when we settle those awards, assuming each granted PSU is settled for the maximum of two shares.  As of March 22, 2016, we had 2,821,892 shares of common stock available for future issuance under our Equity Plan.  In aggregate, we expect that grants under our LTIP through 2019 will require approximately 6.4 million available shares of common stock (based on the recent share price of our common stock, LTIP target values consistent with our LTIP grants in 2015, and a maximum of two shares per PSU). We believe that your vote FOR Proposal 4 will allow us to manage our equity expenditures in a manner that allows us to effectively attract, retain, compensate and incentivize key employees, including our executives, to achieve long-term value creation in line with the interests of our long-term stockholders. We believe that the following key issues are important to our stockholders when evaluating Proposal 4.

1.      Duration of the Equity Plan

We estimate that the proposed increase in shares available for grant under our Equity Plan will satisfy the shares required under our LTIP for 2016 and the next three years.  Our methodology is based upon the recent share price of our common stock, our reduced LTIP target values (compared to 2014), and a maximum of two shares per PSU.

2.      Historical burn rates

It is important to recognize that ISS’s recommendation on Proposal 4 was not based on any concerns with our compensation philosophy or practices, nor with our corporate governance design. In fact, ISS recommended that our stockholders vote in favor of our executive compensation, and gave us the highest possible corporate governance score, a score that we have received consistently over the last several years. To the extent that our stockholders are concerned about burn rate projections that differ from ours, we reiterate that our burn rate is consistent with the average of our peer companies.  For fiscal years 2013, 2014 and 2015, our burn rate was 0.91%, 0.65% and 1.00%, respectively (assumes one share for every PSU issued and one share for every RSU issued, and calculated based upon the number of equity awards issued and the weighted average number of shares outstanding).  Our average burn rate over that three-year period was 0.85%, which is consistent with the average annual burn rate of approximately 0.7% of our peer companies, and well below the ISS benchmark of 3.12%.

3.      Impact on dilution

The Compensation Committee and our Board will continue considering and authorizing our equity expenditures in a manner that allows us to effectively attract, retain, compensate and incentivize our employees to achieve long-term value creation in line with the interests of our stockholders while taking into account the dilution associated with such equity expenditures. We believe that our burn rate combined with our small overhang indicates that an increase of 3,400,000 shares added to a total of 68,077,546 shares issued and outstanding at March 22, 2016 (an increase of 5.0%) will not result in material dilution to our stockholders.  As of March 22, 2016, the dilution impact of 3,400,000 new shares added to the outstanding shares available for grant plus the outstanding equity awards and shares available for future issuance was 10.9% on a basic basis and 9.9% on a fully-diluted basis.  We continually monitor our voting power dilution levels, and dilution is a consideration when determining our annual equity award amounts.

Conclusion

In summary, we believe that our Amended Plan is beneficial to our stockholders for a number of reasons:

•                  it prohibits repricing without stockholder approval;

•                  it prohibits reload options;

•                  it requires options for shares to be priced at not less than the fair market value of the shares on the grant date;

•                  the requested number of authorized shares covers a relatively short expected duration, which:

•                  limits undesirable consequences of share “overhang,” i.e., the total number of shares related to outstanding options and other equity awards, plus shares available for grant, in relation to the total number of shares outstanding; and

•                  gives our stockholders the right to approve or reject future plans to prevent undesirable dilution or excessive share overhang; and

•                  its flexible nature gives us the ability to respond to compensation market trends by enabling us to adjust the mix of awards and grant a wide variety of awards, as determined by the Compensation Committee.

We remain committed to delivering long-term value for our stockholders and continue to believe that a vote FOR our proposed amendment to our Equity Plan is appropriate and in the long-term best interests of our stockholders.  We continue to recommend a vote FOR Proposal 4 — approval of an amendment and restatement of our Equity Incentive Compensation Plan.

If you would like to discuss the proposed amendment to our Equity Plan, please feel free to contact us at 303.863.4325.

This proxy material contains forward-looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results, including from pilot tests; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy’s 2015 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company’s other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this material. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.